WATERFORD INTERNATIONAL, INC.

Board of Directors' Resolution Authorizing

NAME CHANGE OF CORPORATION TO "ATI NETWORKS, INC."

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned, being all of the Directors of WATERFORD INTERNATIONAL, INC. (hereinafter referred to as "WATERFORD" or the "Corporation") do hereby waive any and all notice that may be required to be given with respect to a meeting of the Directors of the Corporation and do hereby unanimously take, ratify, confirm and approve the following action, as of May 28, 1998:

     RESOLVED: That a majority of the entire Board of Directors of the Corporation does hereby authorize and approve the change in the corporate name of "Waterford International, Inc." to "ATINETWORKS, INC." and that the proper officers of the Corporation be and they are hereby authorized and directed for and on behalf of the Corporation to amend the name as an amendment to the Corporation's Articles of Incorporation and to do and perform any and all other necessary and proper acts incident thereto.

     RESOLVED, that all other actions taken by the officers of the Corporation since the date of the last Annual Minutes of the Board of Directors are hereby ratified, approved and confirmed.


IN WITNESS WHEREOF, the undersigned Directors have evidenced their approval of the above proceedings as of the date first above mentioned.

/s/ Larry Bestor
________________________________
LARRY BESTOR,
Chairman

DATED: May 28, 1998